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                                                                 EXHIBIT 99.4(a)


                            QUAKER STATE CORPORATION
                         THRIFT AND STOCK PURCHASE PLAN

               (As Amended and Restated Effective January 1, 1997)

                                 First Amendment


          Quaker State Corporation, a Delaware corporation (the "Company"), having established the Quaker State Corporation Thrift and Stock Purchase Plan, effective July 1, 1960, having thereafter amended and restated said Plan, the latest such amendment and restatement being effective January 1, 1997, having merged the Quaker State Employee Stock Ownership Plan into said Plan, effective January 1, 1998 (the "Plan"), and having reserved the right under Section 11.01 thereof to amend the Plan, does hereby amend the Plan, effective as of December 31, 1998 to read as follows:

          1. The Plan is hereby amended to change the name of the Plan to the Pennzoil-Quaker State Company Thrift and Stock Purchase Plan and to change all references in the Plan from Quaker State to Pennzoil-Quaker State, except as specifically noted below.

          2. Section 2.30 of the Plan is hereby amended by amending the definition of Fund B in its entirety to read as follows:

          "FUND B means the `Pennzoil-Quaker State Stock Fund' to be comprised of Pennzoil-Quaker State Stock in which Participants may invest Tax Deferred Contributions, Thrift Contributions, Rollover Contributions and contributions held in the Prior Blue Coral 401(k) Account and the Prior Slick 50 Match Account and in which all Company Matching Contributions, Company Profit-Sharing Contributions, contributions held in the ESOP Contribution Account and contributions held in the Tye-Profit Sharing Account shall be invested, together with all dividends or other allocations of property received with respect to such Pennzoil-Quaker State Stock."


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          3. Article II is hereby amended by deleting Sections 2.49 and 2.50 in their entirety, by inserting Sections 2.40 and 2.41 to read as follows and by renumbering Sections 2.40 through 2.48 as Sections 2.42 through 2.50:

          "2.40 PENNZOIL-QUAKER STATE means Pennzoil-Quaker State Company."

          "2.41 PENNZOIL-QUAKER STATE STOCK means the class of Common Stock of Pennzoil-Quaker State existing on the effective date of the merger of Pennzoil-Quaker State and Quaker State Corporation."

          4. Section 3.01 of the Plan is hereby amended by adding a paragraph thereto to read as follows:

          "Any individual who is a Member, as such term is defined in the Pennzoil-Quaker State Savings and Investment Plan (the "Pennzoil-Quaker State Plan"), or who becomes a Member in the Pennzoil-Quaker State Plan shall not be eligible to participate in or make contributions to this Plan."

          5. Article XIX of the Plan is hereby amended by adding a Section 19.02 thereto to read as follows:

          "19.02 VESTING OF ALL ACCOUNTS. Notwithstanding anything herein to the contrary, any Participant who terminated employment with the Company on or after January 1, 1997 and who on the date of such termination had a Prior Slick 50 Match Account is fully vested in such Account."

                    IN WITNESS WHEREOF, Quaker State Corporation has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one


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and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 13th day of January, 1999, but effective as herein provided.

                                   QUAKER STATE CORPORATION


                                   By: /s/ KEITH KRZEMINSKI
                                      ------------------------------------------
                                       Keith Krzeminski
                                       Vice President and Controller


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